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                                                                     EXHIBIT 11

                     ALBA-WALDENSIAN, INC. AND SUBSIDIARIES
          Calculation of Primary and Fully Dilutive Earnings Per Share
                                  (unaudited)


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                                 Three Month Period Ended       Nine Month Period Ended
                                       Oct.1,      Oct.2,          Oct.1,        Oct.2,
                                        1995        1994           1995          1994
Primary Earning Per Share
Weighted average number of common
     shares outstanding .........     1,864,502   1,851,591     1,864,094       1,846,723
Net Income(Loss) ................   $  (728,743)   $792,208     $(639,238)    $ 1,682,209
Primary Earning Per Share .......   $    (.39)    $     .42     $    (.34)    $       .91
Fully Dilutive Earning Per Share
Weighted average number of common
      shares outstanding ........     1,864,502   1,851,591     1,864,094      1,846,723
Common Stock Equivalents(Options)         9,811      37,591        14,835         36,670
                                      1,874,313   1,889,182     1,878,929      1,883,393
Net Income(Loss) ................   $  (728,743)  $792,208     $(639,238)  $   1,682,819
Fully dilutive Earnings Per Share   $      (.39)  $    .42     $    (.34)   $        .89
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